Exhibit 99.1

MFA Financial, Inc. Appoints Craig L. Knutson as Co-Chief Executive Officer

-Current MFA President and COO to Oversee Company Alongside CEO William S. Gorin-

NEW YORK, July 31, 2017 /PRNewswire/ — MFA Financial, Inc. (NYSE:  MFA) today announced that its Board of Directors has appointed Craig L. Knutson as the Company’s co-Chief Executive Officer. A nine-year veteran of MFA and currently the firm’s President and Chief Operating Officer, Mr. Knutson will provide additional leadership atop the Company while working alongside current Chief Executive Officer William S. Gorin, allowing Mr. Gorin to focus on his ongoing treatment for cancer.

“We are very pleased to appoint Craig to the position of co-CEO,” said George Krauss, Chairman of the Board of MFA Financial. “We are very fortunate that Bill has helped develop such a strong and deep management team, led by Craig, who for nearly a decade now has helped grow our business while pushing it into new and profitable residential mortgage investments. As a Board we are incredibly supportive of Bill as he focuses on his health and have complete confidence in the strong management team at MFA. Our team is well-positioned to continue to implement MFA’s strategy and deliver strong results for our stockholders.”

“Since joining the firm in 2008, I have worked closely with Bill on developing and implementing all aspects of our business, and that will not change,” said Mr. Knutson. “Bill has established a strong strategic framework for the firm, and I look forward to continuing to work with him and the senior management team.”

About MFA Financial, Inc.

MFA is a real estate investment trust primarily engaged in the business of investing, on a leveraged basis, in residential mortgage assets, including residential mortgage-backed securities and residential whole loans.

Investor Contact:

MFA Investor Relations

212-207-6488

www.mfafinancial.com

Media Contact:

Tom Johnson

Abernathy MacGregor

(212) 371-5999